Exhibit 99.1

Sovos Brands Reports Fourth Quarter and Fiscal Year 2021 Financial Results

Fiscal Year 2021 Net Sales and Adjusted EBITDA Exceeds Full-Year Guidance

Fourth Quarter Net Sales +17% on Continued Strong Consumption and Accelerating Share Gains

Provides Fiscal Year 2022 Guidance

Louisville, Colo – March 15, 2022 (GLOBE NEWSWIRE) – Sovos Brands, Inc. (“Sovos Brands” or the “Company”) (Nasdaq: SOVO), the fastest-growing food company of scale in the United States, today reported financial results for its fourth quarter and fiscal year ended December 25, 2021.

Fourth Quarter Highlights:

●	Net sales were $189.2 million, a 17.0% increase over the prior year period, led by strong volume growth across core categories – sauce, yogurt and frozen
●	Rao’s became the #2 pasta and pizza sauce brand, with dollar market share reaching an all-time high of 15.4%; household penetration for Rao’s sauce also reached a new record of 10.9%, up over 260 basis points versus the prior year[1]
●	noosa and Michael Angelo’s grew dollar consumption double digits, 13.0% and 15.5%, respectively[2]
●	Net loss was $3.8 million or a loss of $0.04 per diluted share; adjusted net income[3] was $13.0 million or $0.13 per diluted share
●	Adjusted EBITDA[3] was $26.5 million, a $2.3 million or 9.7% increase over the prior year period, and includes public company costs that did not exist in the prior year period. Adjusted EBITDA increased $3.6 million or 15.9%, versus the prior year period when comparing Adjusted EBITDA against the prior year period once proportionately burdened by public company costs.
●	Adjusted EBITDA margin[3] was 14.0%, a 90-basis point reduction versus the prior year period. On a comparative basis and burden the prior year period with a similar level of public company costs, adjusted EBITDA margin would imply only a 10-basis point reduction year-over-year.

Fiscal Year 2021 Highlights:

●	Net sales were $719.2 million, a 28.4% increase over the prior year, led by a $106.3 million or 33.9% increase in Rao’s net sales to $420.0 million resulting from higher volumes
●	Rao’s was the fastest growing center store brand of scale over the two-year period (2019-2021)[4]
●	Net income was $1.9 million or $0.02 per diluted share; adjusted net income[3] was $54.3 million or $0.67 per diluted share
●	Adjusted EBITDA[3] was $115.1 million, a 26.3% increase over the prior year, which includes public company costs that did not exist in the prior year. Adjusted EBITDA increased $25.9 million, or 29.0%, versus the prior year when comparing adjusted EBITDA against the prior year once proportionately burdened by public company costs.
●	Adjusted EBITDA margin[3] of 16.0%, a 30-basis point reduction versus the prior year. On a comparative basis and burden the prior year with a similar level of public company costs, adjusted EBITDA margin would imply a 10-basis point improvement year-over-year.

“I am proud to report our robust results for the fourth quarter, which concludes a remarkable year for Sovos Brands,” commented Todd Lachman, President and Chief Executive Officer. “In our first year as a public company, we achieved over 25% growth in annual net sales and adjusted EBITDA. Our Sovos playbook to drive market share and household penetration is working, as we continue to deliver strong consumption through increased distribution gains across our portfolio of ‘one-of-a-kind’ brands.”

Mr. Lachman continued, “While 2021 presented a complex operating environment, our agile, growth-oriented and experienced team has worked tenaciously to manage through the near-term inflation and supply chain disruptions. Looking ahead, market conditions are still demanding; however, I am confident in our ability to grow profitability in 2022 given planned pricing initiatives on our strong portfolio of brands as well as our robust pipeline of productivity initiatives, and I look forward to creating value for our stakeholders over the long-term.”

	13 Weeks Ended				52 Weeks Ended
	December 25,	December 26,			December 25,	December 26,
	2021	2020	Change		2021	2020	Change
Net sales ($ millions)	$189.2	$161.7	17.0%		$719.2	$560.1	28.4%
Net income (loss) ($ millions)	$(3.8)	$(0.5)	701.7%		$1.9	$10.8	(82.3)%
Adjusted net income	$13.0	$10.8	20.3%		$54.3	$44.1	23.1%
Diluted EPS	$(0.04)	$(0.01)	300.0%		$0.02	$0.14	(85.7)%
Adjusted diluted EPS[3]	$0.13	$0.14	(7.1)%		$0.67	$0.58	15.5%
Adjusted EBITDA[3]($ millions)	$26.5	$24.2	9.7%		$115.1	$91.1	26.3%
Adjusted EBITDA margin[3](%)	14.0%	14.9%	(90)	bps	16.0%	16.3%	(30)	bps

Fourth Quarter 2021 Results

Net sales of $189.2 million represented an increase of $27.5 million, or 17.0%, for the 13 weeks ended December 25, 2021, compared to the 13 weeks ended December 26, 2020. The increase in net sales was primarily due to continued, double-digit growth in Rao’s, the majority of which was driven by higher sauce and frozen volumes to key customers, as well as positive contribution from Michael Angelo’s and noosa.

Gross profit of $59.5 million increased by $5.1 million or 9.3% versus the prior year period. Gross margin was 31.4% versus 33.6% for the prior year period. This decline was primarily due to incremental costs from inflationary pressures and global logistical constraints, which were partially offset by productivity initiatives. In particular, the Company experienced higher ocean freight and port-related costs as well as higher input costs.

Total operating expenses of $61.6 million increased by $13.7 million or 28.5% versus the prior year period. This increase was driven by a $5.7 million loss on extinguishment of debt, a $5.0 million forgiveness of capital advance, $1.6 million in volume-related selling expenses and an additional $1.3 million in public company costs. Depreciation and amortization expenses of $7.2 million increased $0.4 million or 6.1% versus the prior year period due primarily to a full quarter of amortization of the intangible assets recognized as part of the Birch Benders acquisition.

Operating loss was $2.1 million versus operating income of $6.5 million in the prior year period. Interest expense was $6.3 million compared to $5.0 million in the prior year period. The increase resulted from a higher balance of borrowings.

Net loss was $3.8 million, or a loss of $0.04 per diluted share, versus a net loss of $0.5 million, or loss of $0.01 per diluted share in the prior year period. The higher net loss resulted from increased operating expenses related primarily to the loss on extinguishment of debt and the forgiveness of capital advance, as well as increased interest from a higher balance of borrowings, offset by a tax benefit in the fourth quarter of 2021 versus tax expense for the prior year comparable quarter. Excluding after-tax costs of $16.8 million for non-recurring items detailed in the adjusted net income non-GAAP financial measure reconciliations, adjusted net income3 of $13.0 million increased by 20.3% compared to the prior year period. Adjusted diluted earnings per share4 for the quarter were $0.13 per share versus $0.14 per share in the prior year period. Note, fourth quarter 2021 per share results were negatively impacted by a 35.4% year-over-year increase in diluted shares outstanding as a result of the Company’s September 2021 IPO and subsequent over-allotment exercise by its underwriters.

Adjusted EBITDA3 of $26.5 million increased $2.3 million or 9.7% versus the prior year period. Adjusted EBITDA margin3 was 14.0%, a 90-basis point decline versus the prior year period. This decline was result of aforementioned pressures to gross margin as well as $1.3 million in public company costs, which were not present in the prior year period when the Company was private. Adjusted EBITDA increased $3.6 million or 15.9% and margin declined only 10-basis points versus the prior year period when comparing adjusted EBITDA against the prior year period once proportionately burdened by public company costs.

Balance Sheet and Cash Flow Highlights

As of December 25, 2021, the end of the fourth quarter, cash and cash equivalents were $66.2 million and total debt was $481.5 million, resulting in a net debt to adjusted EBITDA ratio of 3.6x. During the quarter, the Company used the aggregate net proceeds of its September IPO to pay down the outstanding balance on its Initial Second Lien Facility of $200 million. Additionally, in September and October, the Company prepaid $99.2 million of the outstanding principal balance under the Initial First Lien Term Loan Facility.

Accounts receivable increased to $70.7 million from $61.0 million at the end of 2020 due primarily to Rao’s increased sales volume. The Company ended the year with inventory of $51.6 million compared to $47.1 million at the end of 2020, driven primarily by an increase in Rao’s inventory to support increased sales volume.

Cash from operating activities was $46.9 million, compared to $62.9 million in the prior year. The decline was driven primarily by the decrease in net income. For the year ended December 25, 2021, capital expenditures were $14.2 million versus $3.7 million in the prior year.

Fiscal 2022 Outlook

In fiscal 2022, we expect to deliver net sales between $800.0 and $815.0 million and adjusted EBITDA between $116.0 and $122.0 million, inclusive of a 53rd week. However, fiscal 2022 will include a full year of public company costs, whereas fiscal 2021 results only included a partial year of public company costs due to the timing of our IPO in September 2021.

As a result, the Company views it as useful to consider these factors in evaluating Sovos Brands’ year-over-year performance. The adjusted EBITDA guidance range provided for fiscal 2022 of $116.0 to $122.0 million represents approximately 1-6% growth over the prior year period. If we annualized public company costs for all of fiscal 2021 (a $4.2 million increase over actual public company costs incurred in fiscal 2021), our adjusted EBITDA guidance would represent growth of approximately 5-10% in adjusted EBITDA for fiscal 2022 when compared to the prior year period.

The Company is introducing fiscal year guidance, inclusive of a 53rd week, as follows:

.

Net sales	$800-$815 million
Adjusted EBITDA	$116-$122 million

The Company’s outlook assumes no significant disruption from the COVID-19 pandemic and that inflationary pressures will be partially absorbed by certain pricing actions and productivity improvements.

Sovos Brands cannot provide a reconciliation between its forecasted adjusted EBITDA and a forecasted net income without unreasonable effort due to the inherent difficulty of forecasting and providing reliable estimates for certain items. These items may reside outside the Company’s control and vary greatly between periods and could significantly impact future financial results. For more information regarding the use of non-GAAP measures, please see discussion provided under Non-GAAP Financial Information in this press release and the Company’s public filings.

Footnotes:

(1) Source: Market share performance refers to dollar sales as reported by IRI MULO in the 4-week period ended December 26, 2021. Household penetration refers to data reported by IRI All Outlet for the 52-week period ended December 26, 2021 and is compared to the 52-week period ended December 27, 2020.

(2) Source: Market share performance refers to dollar sales as reported by IRI MULO in the 13-week period ended December 26, 2021.

(3) EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating expense, adjusted net income, and adjusted EPS are non-GAAP measures. For additional information, including a reconciliation of adjusted results to the most directly comparable measures presented in accordance with GAAP, see the Non-GAAP Financial Information and Reconciliation of Non-GAAP Financial Measures sections of this release.

(4) Source: Performance refers to a two-year compounded annual growth rate in dollar sales using IRI MULO + SPINS for the 52-week period ended December 26, 2021 compared to the 52-week period ended December 29, 2019. Applies to branded products with greater than $100 million in annual retail sales and excludes items within beverage, frozen, refrigerated and produce.

Earnings Conference Call Details

The Sovos management team will host a conference call and webcast at 8:30 a.m. ET today to discuss the results. The webcast will be available on the Investor Relations section of the Company’s website at ir.sovosbrands.com. Investors may also dial in to the live call using 855-493-3518 and entering the access code 4499776. The webcast will be archived and available for replay.

About Sovos Brands, Inc.

Sovos Brands, Inc. is a consumer-packaged food company focused on acquiring and building disruptive growth brands that bring today’s consumers great tasting food that fits the way they live. The Company’s product offerings include a variety of pasta sauces, dry pasta, soups, frozen entrées, yogurts, pancake and waffle mixes, other baking mixes, and frozen waffles, all of which are sold in the United States under the brand names Rao’s, Michael Angelo’s, noosa, and Birch Benders. All Sovos Brands’ products are built with authenticity at their core, providing consumers with one-of-a-kind food experiences that are genuine, delicious, and unforgettable. The Company is headquartered in Louisville, Colorado. For more information on Sovos Brands and its products, please visit www.sovosbrands.com.

Contacts

Investors:

Chris Mandeville, ICR
IR@sovosbrands.com

Media:

Lauren Armstrong

media@sovosbrands.com

Non-GAAP Financial Information

In addition to the Company’s results which are determined in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company believes the following non-GAAP measures presented in this press release and discussed on the related teleconference call are useful in evaluating its operating performance: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating expenses, adjusted net income, adjusted diluted earnings per share, adjusted income tax (expense) benefit and adjusted effective tax rate. We define EBITDA as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization. We define adjusted EBITDA as EBITDA adjusted for impairment of goodwill and intangible assets, transaction and integration costs, initial public offering readiness, non-cash equity-based compensation, supply chain optimization and non-recurring costs. Adjusted EBITDA margin is determined by calculating the percentage adjusted EBITDA is of net sales. Adjusted operating expenses is defined as total operating expenses adjusted for impairment of goodwill and intangible assets, transaction and integration costs, initial public offering readiness, non-cash equity-based compensation, supply chain optimization and non-recurring costs related to operating expenses. Adjusted net income consists of net income (loss) before impairment of goodwill and intangible assets, transaction and integration costs, initial public offering readiness, non-cash equity-based compensation, supply chain optimization, non-recurring costs, acquisition amortization and tax related adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period. Adjusted diluted earnings per share is defined as adjusted net income divided by diluted weighted average shares outstanding.

Management believes that EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating expense, adjusted net income, adjusted diluted earnings per share, adjusted income tax (expense) benefit and adjusted effective tax rate are helpful in highlighting performance trends because these metrics eliminate non-recurring and unusual items and non-cash expenses, which the Company does not consider indicative of ongoing operational performance. The Company’s presentation of non-GAAP financial information should not be construed to imply that its future results will be unaffected by these items. The Company believes that by providing these non-GAAP financial measures it is enhancing the reader’s understanding of the Company’s business and its results of operations, as well as assisting the reader in evaluating how well the Company is executing its strategic initiatives. The Company’s management team uses these non-GAAP financial measures to evaluate business performance in comparison to budgets, forecasts, and prior period financial results. The non-GAAP financial information is presented for supplemental informational purposes only, has important limitations as analytical tools, should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. In evaluating EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted operating expense, adjusted net income, adjusted diluted earnings per share, adjusted income tax (expense) benefit and adjusted effective tax rate, readers should be aware that in the future we may incur expenses similar to those eliminated in this presentation. A reconciliation is provided herein for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Readers are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Forward-Looking Statements

This press release and the earnings call referencing this press release contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding Sovos Brands’ market opportunity, anticipated growth, and future financial performance, including management’s outlook for the fiscal year ending December 31, 2022 and longer-term. These forward-looking statements are based on Sovos Brands’ current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions, and changes in circumstances that may cause Sovos Brands’ actual results, performance, or achievements to differ materially from those expressed or implied in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: inflation, including our vulnerability to decreases in the supply of and increases in the price of raw materials and labor, manufacturing, distribution and other costs, and our inability to offset increasing costs through cost savings initiatives or pricing; supply disruptions; competition in the packaged food industry and our product categories; the COVID-19 pandemic and associated effects; our inability to accurately forecast pricing elasticities and the resulting impact on volume growth and/or distribution gains; our inability to maintain our workforce; our inability to identify, consummate or integrate new acquisitions or realize the projected benefits of acquisitions; our inability to effectively manage our growth; our inability to successfully introduce new products or failure of recently launched products to meet expectations or remain on-shelf; our inability to expand household penetration and successfully market our products; erosion of the reputation of one or more of our brands; issues with the major retailers, wholesalers, distributors and mass merchants on which we rely, including if they give higher priority to other brands or products, perform poorly or declare bankruptcy; our vulnerability to the impact of severe weather conditions, natural disasters and other natural events on our manufacturing facilities, co-packers or raw material supplies; failure by us or third-party co-packers or suppliers of raw materials to comply with food safety, environmental or other laws or regulations, or new laws or regulations; our dependence on third-party distributors and third-party co-packers, including one co-packer for the substantial majority of our Rao’s Homemade sauce products; failure to protect, or litigation involving, our tradenames or trademarks and other rights; our level of indebtedness under our First Lien Credit Agreement (as defined herein), which as of December 25, 2021 was $480.8 million, and our duty to comply with covenants under our First Lien Credit Agreement; and the interests of our majority stockholder may differ from those of public stockholders.

These risks and uncertainties are more fully described in Sovos Brands’ filings with the Securities and Exchange Commission (the “SEC”), including in the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 25, 2021, and other filings and reports that Sovos Brands may file from time to time with the SEC. Moreover, Sovos Brands operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for management to predict all risks, nor can Sovos Brands assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Sovos Brands may make. In light of these risks, uncertainties and assumptions, Sovos Brands cannot guarantee that future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur. Forward-looking statements represent managements’ beliefs and assumptions only as of the date of this press release. Sovos Brands disclaims any obligation to update forward-looking statements except as required by law.

SOVOS BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except for share and per share data)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Net sales	$189,244	$161,731	$719,186	$560,067
Cost of sales	129,752	107,325	498,394	373,314
Gross profit	59,492	54,406	220,792	186,753
Operating expenses:
Selling, general and administrative	43,693	41,102	135,060	124,612
Depreciation and amortization	7,240	6,821	28,871	24,744
Loss on extinguishment of debt	5,665	—	15,382	—
Forgiveness of capital advance	5,000	—	5,000	—
Total operating expenses	61,598	47,923	184,313	149,356
Operating income (loss)	(2,106)	6,483	36,479	37,397
Interest expense	6,272	4,983	30,885	19,895
Income (loss) before income taxes	(8,378)	1,500	5,594	17,502
Income tax (expense) benefit	4,538	(1,979)	(3,675)	(6,677)
Net income (loss)	$(3,840)	$(479)	$1,919	$10,825
Earnings (loss) per share:
Basic	$(0.04)	$(0.01)	$0.02	$0.15
Diluted	$(0.04)	$(0.01)	$0.02	$0.14
Weighted average shares outstanding:
Basic	100,289,965	74,058,719	80,616,326	74,058,569
Diluted	100,289,965	74,058,719	80,616,326	75,921,065

SOVOS BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except for par value and share data)

(Unaudited)

	December 25, 2021	December 26, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66,154	$37,026
Accounts receivable, net	70,729	60,996
Inventories	51,615	47,069
Prepaid expenses and other current assets	6,685	4,388
Total current assets	195,183	149,479
Property and equipment, net	62,671	59,481
Operating lease right-of-use assets	15,672	—
Goodwill	437,451	437,290
Intangible assets, net	464,655	491,895
Other long-term assets	2,299	6,681
TOTAL ASSETS	$1,177,931	$1,144,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$37,254	$31,170
Accrued expenses	51,757	65,101
Current portion of long-term debt	98	3,818
Current portion of long-term lease liabilities	3,216	—
Total current liabilities	92,325	100,089
Long-term debt, net of debt issuance costs	481,420	360,046
Deferred income taxes	76,976	74,733
Long-term operating lease liabilities	17,302	—
Other long-term liabilities	421	13,257
TOTAL LIABILITIES	668,444	548,125

STOCKHOLDERS’ EQUITY:
Preferred Stock	—	—
Common Stock	101	6
Stockholder's note receivable	—	(6,000)
Additional paid-in-capital	559,226	654,454
Accumulated deficit	(49,840)	(51,759)
TOTAL STOCKHOLDERS’ EQUITY	509,487	596,701
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,177,931	$1,144,826

SOVOS BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(amounts in thousands)

(Unaudited)

	52 Weeks Ended
(In thousands)	December 25, 2021	December 26, 2020
Cash provided by (used in):
Operating activities	$46,943	$62,914
Investing activities	(14,182)	(150,139)
Financing activities	(3,633)	93,570
Change in cash and cash equivalents	$29,128	$6,345

SOVOS BRANDS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollar amounts in thousands)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
(In thousands)	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Net income (loss)	$(3,840)	$(479)	$1,919	$10,825
Interest	6,272	4,983	30,885	19,895
Income tax (expense) benefit	4,538	(1,979)	(3,675)	(6,677)
Depreciation and amortization	9,510	9,050	37,812	33,797
EBITDA	7,404	15,533	74,291	71,194
Transaction and integration costs(1)	249	5,120	4,227	12,396
Initial public offering readiness(2)	383	1,971	5,559	2,701
Non-cash equity-based compensation(3)	7,739	459	9,823	1,915
Supply chain optimization(4)	—	925	—	1,914
Non-recurring costs(5)	10,716	147	21,245	1,012
Adjusted EBITDA	$26,491	$24,155	$115,145	$91,132

EBITDA margin	3.9%	9.6%	10.3%	12.7%
Adjusted EBITDA margin	14.0%	14.9%	16.0%	16.3%

(1)
Consists of transaction costs and certain integration costs associated with the Birch Benders Acquisition as well as costs associated with incomplete potential acquisitions and substantial one-time costs related to a large, uncompleted transaction. For the 13 weeks and 52 weeks ended December 25, 2021, $0 and $298, respectively, are included in cost of sales, and $249 and $3,929, respectively, are included in total operating expenses. For the 13 weeks and 52 weeks ended December 26, 2020, $337 and $337, respectively, are included in cost of sales, and $4,783 and $12,059 are included in total operating expenses.
(2)
Consists of costs associated with preparing for an IPO, including public company readiness, primarily comprised of professional fees. For all periods presented, these costs are included in total operating expenses.
(3)
Consists of non-cash equity-based compensation expense associated with the grant of equity-based compensation provided to officers, directors and employees. For all periods presented, these costs are included in total operating expenses.
(4)
Consists of expenses for professional fees related to supply chain manufacturing optimization and costs associated with SKU rationalization and certain other strategic initiatives. There are no costs for the 13 weeks and 52 weeks ended December 25, 2021. For the 13 weeks and 52 weeks ended December 26 2020, $0 and $586, respectively, are included in cost of sales, and $925 and $1,328, respectively, are included in total operating expenses.
(5)
Consists of costs related to loss on extinguishment of debt, forgiveness of capital advance, legal and consulting costs associated with the dividend, ERP conversion costs related to integrating acquisitions and employee separation costs. For all periods presented, these costs are included in total operating expenses.

SOVOS BRANDS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(amounts in thousands)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
(In thousands)	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Selling, general and administrative	$43,693	$41,102	$135,060	$124,612
Depreciation and amortization	7,240	6,821	28,871	24,744
Loss on extinguishment of debt	5,665	—	15,382	—
Forgiveness of capital advance	5,000	—	5,000	—
Total operating expenses	61,598	47,923	184,313	149,356
Transaction and integration costs(1)	(249)	(4,783)	(3,929)	(12,059)
Initial public offering readiness(2)	(383)	(1,971)	(5,559)	(2,701)
Non-cash equity-based compensation(3)	(7,739)	(459)	(9,823)	(1,915)
Supply chain optimization(4)	—	(925)	—	(1,328)
Non-recurring costs(5)	(10,716)	(147)	(21,245)	(1,012)
Total adjusted operating expenses	$42,511	$39,638	$143,757	$130,341

(1) (2) (3) (4)
(1)
Consists of transaction costs and certain integration costs associated with the Birch Benders Acquisition as well as costs associated with incomplete potential acquisitions and substantial one-time costs related to a large, uncompleted transaction.
(2)
Consists of costs associated with preparing for an IPO, including public company readiness, primarily comprised of professional fees.
(3)
Consists of non-cash equity-based compensation expense associated with the grant of equity-based compensation provided to officers, directors and employees.
(4)
Consists of expenses for professional fees related to supply chain manufacturing optimization and costs associated with SKU rationalization and certain other strategic initiatives.
(5)
Consists of costs related to loss on extinguishment of debt, forgiveness of capital advance, legal and consulting costs associated with the dividend, ERP conversion costs related to integrating acquisitions and employee separation costs.

SOVOS BRANDS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollar amounts in thousands, except share and per share data)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
(In thousands)	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Net income (loss)	$(3,840)	$(479)	$1,919	$10,825
Transaction and integration costs(1)	249	5,120	4,227	12,396
Initial public offering readiness(2)	383	1,971	5,559	2,701
Non-cash equity-based compensation(3)	7,739	459	9,823	1,915
Supply chain optimization(4)	—	925	—	1,914
Non-recurring costs(5)	10,716	147	21,245	1,012
Acquisition amortization(6)	6,810	6,409	27,240	23,228
Tax effect of adjustments(7)	(10,244)	(4,243)	(14,858)	(10,391)
One-time tax expense items(8)	1,195	505	(878)	505
Adjusted net income	$13,008	$10,814	$54,277	$44,105
Earnings (loss) per share:
Diluted	$(0.04)	$(0.01)	$0.02	$0.14
Adjusted diluted	$0.13	$0.14	$0.67	$0.58
Weighted average shares outstanding:
Diluted for net income	100,289,965	74,058,719	80,616,326	75,921,065
Diluted for adjusted net income	100,515,665	76,627,895	80,616,326	75,921,065

(1)	Consists of transaction costs and certain integration costs associated with the Birch Benders Acquisition as well as costs associated with incomplete potential acquisitions and substantial one-time costs related to a large, uncompleted transaction. For the 13 weeks and 52 weeks ended December 25, 2021, $0 and $298, respectively, are included in cost of sales, and $249 and $3,929, respectively, are included in total operating expenses. For the 13 weeks and 52 weeks ended December 26, 2020, $337 and $337, respectively, are included in cost of sales, and $4,783 and $12,059 are included in total operating expenses.
(2)	Consists of costs associated with preparing for an IPO, including public company readiness, primarily comprised of professional fees. For all periods presented, these costs are included in total operating expenses.
(3)	Consists of non-cash equity-based compensation expense associated with the grant of equity-based compensation provided to officers, directors and employees. For all periods presented, these costs are included in total operating expenses.
(4)	Consists of expenses for professional fees related to supply chain manufacturing optimization and costs associated with SKU rationalization and certain other strategic initiatives. There are no costs for the 13 weeks and 52 weeks ended December 25, 2021. For the 13 weeks and 52 weeks ended December 26 2020, $0 and $586, respectively, are included in cost of sales, and $925 and $1,328, respectively, are included in total operating expenses.
(5)	Consists of costs related to loss on extinguishment of debt, forgiveness of capital advance, legal and consulting costs associated with the dividend, ERP conversion costs related to integrating acquisitions and employee separation costs. For all periods presented, these costs are included in total operating expenses.
(6)	Amortization costs associated with acquired trade names and customer lists.
(7)	Tax effect was calculated using the Company's adjusted annual effective tax rate.
(8)	Represents the removal for remeasurement of deferred taxes related to intangibles for changes in deferred rate, the removal of the tax effect of non-deductible transaction costs and prior year adjustments of non-deductible items.

SOVOS BRANDS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(dollar amounts in thousands)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
(In thousands)	December 25, 2021	December 26, 2020	December 25, 2021	December 26, 2020
Reported income tax (expense) benefit	$4,538	$(1,979)	$(3,675)	$(6,677)
Transaction and integration costs(1)	(61)	(4,021)	(1,032)	(5,808)
Initial public offering readiness(2)	(456)	(484)	(1,716)	(663)
Non-cash equity-based compensation(3)	(230)	—	(229)	—
Supply chain optimization(4)	—	(231)	—	(480)
Non-recurring costs(5)	(5,228)	(37)	(5,186)	(249)
Acquisition amortization(6)	(3,074)	1,035	(7,573)	(2,686)
Adjusted income tax (expense)	$(4,511)	$(5,717)	$(19,411)	$(16,563)

Reported effective tax rate	54.3%	132.0%	65.8%	38.2%
Transaction and integration costs(1)	(0.2)	(104.8)	(2.6)	(6.4)
Initial public offering readiness(2)	(1.4)	(12.6)	(4.3)	(0.7)
Non-cash equity-based compensation(3)	(0.7)	—	(0.6)	—
Supply chain optimization(4)	—	(6.0)	—	(0.5)
Non-recurring costs(5)	(16.5)	(0.9)	(13.0)	(0.3)
Acquisition amortization(6)	(9.8)	26.9	(19.0)	(3.0)
Adjusted effective tax rate	25.7%	34.6%	26.3%	27.3%

(1)	Tax effect adjustment of transaction costs and certain integration costs associated with the Birch Benders Acquisition as well as costs associated with incomplete potential acquisitions and substantial one-time costs related to a large, uncompleted transaction.
(2)	Tax effect adjustment of costs associated with preparing for an IPO, including public company readiness, primarily comprised of professional fees.
(3)	Tax effect adjustment of non-cash equity-based compensation expense associated with the grant of equity-based compensation provided to officers, directors and employees.
(4)	Tax effect adjustment of expenses for professional fees related to supply chain manufacturing optimization and costs associated with SKU rationalization and certain other strategic initiatives. There are no costs for the 13 weeks and 52 weeks ended December 25, 2021.
(5)	Tax effect adjustment of costs related to loss on extinguishment of debt, forgiveness of capital advance, legal and consulting costs associated with the dividend, ERP conversion costs related to integrating acquisitions and employee separation costs.
(6)	Tax effect adjustment of amortization costs associated with acquired trade names and customer lists.